Exhibit 99.1

AÉROPOSTALE REPORTS RESULTS FOR FOURTH QUARTER AND FISCAL 2011

Fourth Quarter Earnings of $0.32 Per Diluted Share
Adjusted Earnings of $0.44 Per Diluted Share Versus Previously Issued Guidance of $0.35 to $0.38
Provides First Quarter Guidance

New York, New York, March 8, 2012 -- Aéropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual apparel for young women and men, today reported results for the fourth quarter and fiscal 2011, and provided guidance for the first quarter of fiscal 2012.

Thomas P. Johnson, Chief Executive Officer, commented, “I am very proud of the speed, diligence and tenacity of our entire team in addressing our business challenges.  We worked swiftly and strategically throughout the year to infuse newness into our merchandise assortment and evolve the projection of our fashion message.  While our overall financial performance for the year was disappointing, we believe 2011 was a pivotal inflection point for our organization.”

Fourth Quarter Performance
For the fourth quarter of fiscal 2011, net sales decreased 4% to $808.4 million, from $839.3 million in the year ago period. Same store sales for the fourth quarter decreased 9%, compared to a same store sales decrease of 3% last year.

Net income for the fourth quarter of fiscal 2011 was $26.1 million, or $0.32 per diluted share, which included an after-tax charge of $9.5 million, or $0.12 per diluted share, resulting from store asset impairment charges.  The Company reported net income of $83.8 million, or $0.95 per diluted share for the fourth quarter last year.

Excluding the store asset impairment charges, the Company reported adjusted net income of $35.6 million, and adjusted earnings of $0.44 per diluted share (see Exhibit D).  This compares to the Company’s previously issued guidance of $0.35 to $0.38 per diluted share, which did not include the aforementioned charges.

Full Fiscal Year Performance
Net sales for fiscal 2011 decreased 2% to $2.342 billion, from $2.400 billion in the year ago period. Same store sales for fiscal 2011 decreased 9%, compared to a same store sales increase of 1% last year.

Net income for fiscal 2011 was $69.5 million, or $0.85 per diluted share. Results for fiscal 2011 included the following items:
•
Store asset impairment charges of $9.1 million after tax, or $0.11 per diluted share (as calculated by the Company’s annual effective tax rate), recorded during the fourth quarter of fiscal 2011, partially offset by

•
A benefit of $5.3 million after tax, or $0.06 per diluted share, from the previously disclosed resolution of a dispute with one of the Company’s merchandise vendors, surrounding prior period allowances in the second quarter of fiscal 2011.

Excluding these items, adjusted net income for fiscal 2011 was $73.3 million, and adjusted earnings was $0.90 per diluted share.

The Company reported net income of  $231.3 million, or $2.49 per diluted share in the same period last year, which included an after tax charge of $3.8 million, or $0.04 per diluted share, resulting from a retirement plan charge.

E-commerce
Net revenues from the Company’s e-commerce business for the fourth quarter of fiscal 2011 increased 8% to $83.2 million, from $77.3 million in the year ago period.  Net revenues from the Company’s e-commerce business for fiscal 2011 increased 14% to $182.1 million, from $160.2 million in the year ago period.

Share Repurchase Program
The Company repurchased 4.2 million shares of common stock for $100.1 million during fiscal 2011. As of January 28, 2012 the Company had $145.2 million of remaining buyback availability under the $1.15 billion share repurchase program.

First Quarter Guidance
For the first quarter of fiscal 2012, the Company expects earnings in the range of $0.08 to $0.10 per diluted share, compared to earnings of $0.20 per diluted share last year.

Mr. Johnson, continued, “Looking to 2012, Aéropostale is committed to repositioning our brand for future success.  We will continue to evolve our merchandise, capture the attention of our customer through innovative marketing, invest in our infrastructure to maximize efficiencies, and support our future growth vehicles.”

Store Growth and Capital Spending for Fiscal 2012
For fiscal 2012 the Company plans to open approximately 18 Aéropostale stores, approximately 30 P.S. from Aéropostale stores, remodel approximately 5 stores, and close approximately 10 Aéropostale stores.  The Company expects to invest approximately $66.0 million for its store growth plans, as well as certain information technology investments.  This compares to capital expenditures of approximately $73.3 million in fiscal 2011.

Conference Call Information
The Company will be holding a conference call today at 4:15 P.M. ET to review its fourth quarter results. The broadcast will be available through the ‘Investor Relations’ link at www.aeropostale.com and www.fulldisclosure.com.  To listen to the broadcast your computer must have Windows Media Player installed. If you do not have Windows Media Player go to the latter site prior to the call, where you can download the software for free.

Use of Non-GAAP Measures
The Company believes that the disclosure of adjusted net income and adjusted earnings per diluted share, which are non-GAAP financial measures, provides investors with useful information to help them better understand the Company’s results (see Exhibit D).

About Aéropostale, Inc.
Aéropostale, Inc. is a mall-based, specialty retailer of casual apparel and accessories, principally targeting 14 to 17 year-old young women and men through its Aéropostale® stores and 4 to 12 year-old kids through its P.S. from Aéropostale™ stores. The Company provides customers with a focused selection of high-quality, active-oriented, fashion and fashion basic merchandise at compelling values. Aéropostale® maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise. Aéropostale® products can only be purchased in its Aéropostale stores and online at www.aeropostale.com. P.S. from Aéropostale™ products can be purchased in P.S. from Aéropostale™ stores and online at www.ps4u.com. The Company currently operates 915 Aéropostale stores in 50 states and Puerto Rico, 68 Aéropostale stores in Canada and 71 P.S. from Aéropostale stores in 20 states.

SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN "FORWARD-LOOKING STATEMENTS" CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS.  ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY'S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY'S FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS.  READERS ARE REFERRED TO THOSE SEC FILINGS.

EXHIBIT A

AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)
(Unaudited)

	January 28, 2012	January 29, 2011

ASSETS
Current Assets:
Cash and cash equivalents	$223,712	$265,553
Merchandise inventory	163,522	156,596
Other current assets	53,538	47,416
Total current assets	440,772	469,565

Fixtures, equipment and improvements, net	287,393	299,242

Other assets	4,971	4,390

TOTAL ASSETS	$733,136	$773,197

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$103,476	$103,014
Accrued expenses	88,543	113,088
Total current liabilities	192,019	216,102

Other non-current liabilities	131,683	124,458

Stockholders’ equity	409,434	432,637

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$733,136	$773,197

EXHIBIT B

AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND
SELECTED STORE DATA

(in thousands, except per share and store data)
(Unaudited)

	13 weeks ended
	January 28, 2012		January 29, 2011
		% of sales		% of sales

Net sales	$808,380	100.0%	$839,331	100.0%

Cost of sales (including certain buying, occupancy and warehousing expenses) (1)	612,250	75.7	541,205	64.5

Gross profit	196,130	24.3	298,126	35.5

Selling, general and administrative expenses	155,305	19.2	154,253	18.4

Income from operations	40,825	5.1	143,873	17.1

Interest expense	117	0.0	68	0.0

Income before income taxes	40,708	5.1	143,805	17.1

Income taxes	14,609	1.9	59,985	7.1

Net income	$26,099	3.2%	$83,820	10.0%

Basic earnings per share	$0.32		$0.96

Diluted earnings per share	$0.32		$0.95

Weighted average basic shares	80,757		87,461

Weighted average diluted shares	81,472		88,601

STORE DATA:

Comparable store sales decrease	(9)%		(3)%

Stores open at end of period	1,057		1,012

Total square footage at end of period	3,908,784		3,703,033

Average square footage during period	3,909,830		3,711,795

(1) Cost of sales for the fourth quarter of fiscal 2011 was unfavorably impacted by store asset impairment charges of $14.8 million ($9.5 million after tax, or $0.12 per diluted share), or by 1.8% of net sales.  Store asset impairment charges of $0.7 million were recorded during the fourth quarter of fiscal 2010.

EXHIBIT C

AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND
SELECTED STORE DATA

(in thousands, except per share and store data)
(Unaudited)

	52 weeks ended
	January 28, 2012		January 29, 2011
		% of sales		% of sales

Net sales	$2,342,260	100.0%	$2,400,434	100.0%

Cost of sales (including certain buying, occupancy and warehousing expenses) (1)	1,733,916	74.0	1,514,272	63.1

Gross profit	608,344	26.0	886,162	36.9

Selling, general and administrative expenses (2)	494,829	21.1	499,368	20.8

Income from operations	113,515	4.9	386,794	16.1

Interest expense	417	0.0	118	0.0

Income before income taxes	113,098	4.9	386,676	16.1

Income taxes	43,583	1.9	155,337	6.5

Net income	$69,515	3.0%	$231,339	9.6%

Basic earnings per share	$0.86		$2.52

Diluted earnings per share	$0.85		$2.49

Weighted average basic shares	81,208		91,700

Weighted average diluted shares	81,811		92,762

STORE DATA:

Comparable store sales (decrease) increase	(9)%		1%

Average square footage during period	3,832,477		3,568,442

(1) Cost of net sales for fiscal 2011 was unfavorably impacted by store asset impairment charges recorded in the fourth quarter of fiscal 2011 of $14.8 million ($9.1 million after tax, or $0.11 per diluted share), or by 0.6% of net sales. This amount was partially offset by a favorable benefit of $8.7 million ($5.3 million after tax, or $0.06 per diluted share), or by 0.4% of net sales, resulting from the resolution of a previously disclosed dispute with one of the Company’s merchandise vendors, surrounding prior period allowances that was recorded during the second quarter of fiscal 2011. Additional store asset impairment charges of $1.2 million were recorded during the third quarter of fiscal 2011 and $0.7 million were recorded during the fourth quarter of fiscal 2010.

(2) Selling, general and administrative expenses for fiscal 2010 were unfavorably impacted by a charge of $6.4 million ($3.8 million after tax, or $0.04 per diluted share), or by 0.3% of net sales, resulting from a previously disclosed retirement plan payment that was recorded during the third quarter of fiscal 2010.

EXHIBIT D

AÉROPOSTALE, INC.
RECONCILIATION OF NET INCOME AND DILUTED EARNINGS PER SHARE
(in thousands, except per share data)
(Unaudited)

The following table presents a reconciliation of net income and diluted earnings per share (“EPS”) on a GAAP basis to the non-GAAP adjusted basis discussed in this release.

	13 weeks ended
	January 28, 2012		January 29, 2011
	Net Income	Diluted EPS	Net Income	Diluted EPS

As reported	$26,099	$0.32	$83,820	$0.95

Asset impairment charges recorded during the fourth quarter of fiscal 2011 * (1)	9,477	0.12	—	—

As adjusted	$35,576	$0.44	$83,820	$0.95

	52 weeks ended
	January 28, 2012		January 29, 2011
	Net Income	Diluted EPS	Net Income	Diluted EPS

As reported	$69,515	$0.85	$231,339	$2.49

Asset impairment charges recorded during the fourth quarter of fiscal 2011 * (1)	9,082	0.11	—	—

Vendor dispute resolution*	(5,345)	(0.06)	—	—

Retirement plan charge *	—	—	$3,757	$0.04

As adjusted	$73,252	$0.90	$235,096	$2.53

*See the above press release for a further description.

(1) - Additionally, the Company recorded after-tax store asset impairment charges of $0.8 million during the third quarter of fiscal 2011 and $0.4 million during the fourth quarter of fiscal 2010, which are not reflected in the above table.